UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 7, 2007
Date of Report (Date of earliest event reported)

GENEVA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-32593	98-0441019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Terminal Way, Suite 110, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

(775) 348-9330
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5- CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02          Departure of Directors or Principal Officers; Appointment of Principal Officers.

Effective on February 7, 2007, the Board of Directors (the "Board") of Geneva Gold Corp. (the "Company") accepted the consent to act as a director and as the Head of Development of the Company of Stacey Kivel, Attorney at Law (the "Appointment").

Ms. Kivel has a strong history of dealing, as general council, in the areas of corporate finance, international mining, acquisitions,, government and investor relations, corporate governance, intellectual property, media, communications and is a specialist on Africa and Middle East government relations.

Ms. Kivel has performed exceptionally as Vice President Business Development and Legal Affairs as well as Company Secretary for a junior oil and gas exploration and production company listed on the London Stock Exchange (AIM) with drilling operations in West Africa. In acting as the firm's lead on corporate development, she assisted in all areas required to build the company's asset base, financial backing and corporate structure. This included negotiating agreements and overseeing corporate relations with host governments in West Africa whilst maintaining the internal structure of this listed company.

Ms. Kivel successfully assisted the company through a bidding and lobbying exercise to acquire oil exploration rights in Nigeria. She subsequently helped negotiate production sharing contracts and joint operating agreements for the acquisition of some of the most sought after oil and gas exploration assets in Nigeria, the cost of which were in the hundreds of millions of dollars. She assisted in structuring two private placements totaling US$ 310,000 and a bridge financing for US$65 million which provided finance for the company's expansion. At the same time she was responsible, as Corporate Secretary and head of Legal, for the company's compliance, their listing, corporate governance, human resources, board structure and legal records.

Ms. Kivel has been advising companies on corporate development and expansion into Africa and the Middle East for more than ten years and has developed an impressive network of Government leaders and corporate executives working and investing in these regions. Her career has involved a wide range of public and private corporate transactions dealing with individual companies and governments around the world. These range from brokering the sale of a distressed German multinational company in 2005, to expanding opportunities for London-based Rotch Group's (now Consensus) international expansion.

In June 2000 to 2003 she acted as Special Advisor to the President for the Republic of Gabon. Ms. Kivel advised the office of the President of the Republic, the Gabon Ministry of Finance and Air Gabon on a strategy to obtain offset credits as a result of the purchase of new Boeing aircraft.

Stacey Kivel began her career as a corporate attorney specializing in intellectual property and acquisitions in the entertainment industry. She acted as General Council and Head of Acquisitions for two California-based firm distributors, one of which she helped grow to a $100 million entity, specializing in negotiating distribution and finance agreements to acquire international film and television distribution rights. She then successfully headed the International Government Relations and Business Development department for the Middle East and Africa at Instructional Investor Magazine. Following this, she consulted in the same area for the International Herald Tribune; significantly increasing the international customer base for both the publications.

Ms. Kivel graduated from the Pepperdine University School of Law in Malibu California and subsequently became an accredited member of the California Bar. She received her undergraduate Degree in Finance with a minor in Economics from the University of Massachusetts School Of Management and carried out additional studies at Stanford University, and the American University of Paris.

As a consequence of the Board's acceptance of the within Appointment, the Board is now comprised of each of Messrs. Marcus M. Johnson, Alan Sedgwick, Steve Jewett, D. Bruce Horton and Ms. Kivel.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01          Financial Statements and Exhibits.

(a)       Financial statements of businesses acquired.

Not applicable.

(b)       Pro forma financial information.

Not applicable.

(c)       Shell company transactions.

Not applicable.

(d)       Exhibits.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GENEVA GOLD CORP.
DATE: February 12, 2007.	/s/ Marcus M. Johnson Marcus M. Johnson President, CEO and a director

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